Exhibit 99

Stem, Inc. Significantly Strengthens Balance Sheet Through Convertible Notes Exchange

and New Notes Issuance

Exchanges $350 million in aggregate principal amount of 2028 and 2030 Convertible Senior Notes and raises $10 million of cash for $155 million in new First Lien Notes due 2030

Reduces outstanding debt by nearly $200 million and extends maturity profile

Significantly strengthens balance sheet, enhances ability to execute software-focused strategy

HOUSTON – June 30, 2025 – Stem, Inc. (NYSE: STEM) (the “Company”), a global leader in AI-enabled clean energy software and services, today announced that it completed a privately negotiated exchange (the “Exchange Agreement”) with certain holders of the Company’s outstanding 0.500% convertible senior notes due 2028 and 4.250% convertible senior notes due 2030 (the “Existing Notes”).The transaction resulted in a reduction in outstanding debt of approximately $195 million.

“This transaction is an important first step in the transformation of our balance sheet and helps create the flexibility we need to advance our software-focused strategy and create value for shareholders,” said Arun Narayanan, Chief Executive Officer of Stem. “By reducing our debt by nearly $200 million and raising $10 million of cash, we have positioned Stem to accelerate its growth and build on the momentum and confidence that our new leadership team has created with customers, employees and shareholders added Mr. Narayan.”

“This transaction delivers a unique mix of benefits for Stem,” said Doran Hole, Chief Financial Officer of Stem. Mr. Hole continued, “in addition to significantly reducing our near-term liabilities, it creates a runway by extending the maturity date to 2030 for the majority of our outstanding debt and provides the option to PIK interest payments, giving us the ability to manage liquidity while continuing to invest in the business. This transaction also builds on our momentum and reinforces our ability to execute on our strategic plan.”

Transaction Details

Under the terms of the Exchange Agreement, the Company will:

•

Acquire approximately $350 million of aggregate principal amount of the Existing Notes including approximately $229 million of its Convertible Notes due 2028 (77% of total principal amount outstanding) and approximately $121 million of its Convertible Notes 2030 Notes (51% of total principal amount outstanding);

•

Issue $155 million aggregate principal amount of new first lien senior secured notes (the “New Notes”) and warrants to purchase up to 439,919 shares of the Company’s common stock at a strike price of $30.00 per share (post-split) until December 1, 2030; and

•	Receive $10 million in cash.

The New Notes will:

•	Be senior secured obligations of the Company and be guaranteed by certain of the Company’s material subsidiaries;

•	Accrue interest at a rate of 11.000% annually, payable in cash or, at the Company’s option, in-kind at a rate of 12.000%, subject to a $160 million first lien cap; and

•	Mature on December 1, 2030

As a result of the exchange transactions, the Company’s balance sheet will reflect:

•	Approximately $68 million of its existing Convertible Notes due December 2028;

•	Approximately $119 million of its existing Convertible Notes due April 2030; and

•	Approximately $155 million of its newly issued Senior Secured Notes due December 2030

Jefferies LLC acted as exclusive financial advisor and placement agent to the Company in connection with the transaction, and Gibson, Dunn & Crutcher LLP served as legal advisor to the Company.

Cautionary Statement Regarding Forward-looking Statements

This press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about future business growth, the ability to manage liquidity, and the ability to continue execution of the Company’s strategic plan. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes as a result of market conditions and the risk that the Offering will not be consummated. These forward-looking statements are based upon assumptions and estimates that, while considered reasonable by Stem and its management, depend upon inherently uncertain factors and risks that may cause actual results to differ materially from current expectations, including the additional risks and uncertainties set forth in Stem’s most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Statements in this press release are made as of the date hereof, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

About Stem

Stem (NYSE: STEM) is a global leader in AI-enabled software and services that enable its customers to plan, deploy, and operate clean energy assets. The company offers a complete set of solutions that transform how solar and energy storage projects are developed, built, and operated, including an integrated suite of software and edge products, and full lifecycle services from a team of leading experts. More than 16,000 global customers rely on Stem to maximize the value of their clean energy projects and portfolios. Learn more at stem.com.

Stem Investor Contacts

Erin Reed, Stem

Marc Silverberg, ICR

IR@stem.com

Stem Media Contacts

Jessie Smiley, Stem

press@stem.com

Source: Stem, Inc.